UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2013

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2013, Enbridge Energy Partners, L.P. (“EEP” or the “Partnership”), individually or through its subsidiary, North Dakota Pipeline Company LLC (formerly known as Enbridge Pipelines (North Dakota) LLC, “NDPC”), entered into certain agreements related to the Sandpiper Pipeline Project (the “Sandpiper Project”), a pipeline construction project with components connecting Beaver Lodge, North Dakota to Superior, Wisconsin. Once in service, the Sandpiper Project will be integrated with the Partnership’s North Dakota System.

Amended and Restated Limited Liability Company Agreement

On November 25, 2013, EEP and Williston Basin Pipe Line LLC (“Williston”), an affiliate of Marathon Petroleum Corporation, entered into an Amended and Restated Limited Liability Company Agreement of NDPC (the “LLC Agreement”) to, among other things, admit Williston as a member of NDPC and provide for the funding of the Sandpiper Project.

Pursuant to the LLC Agreement, EEP was issued 1,000 Class A Units of NDPC (100% of NDPC’s outstanding Class A Units) and 21,066,290 Class B Units of NDPC (62.5% of NDPC’s Class B Units), and Williston was issued 12,639,774 Class B Units (37.5% of NDPC’s outstanding Class B Units). Prior to the in-service date of the Sandpiper Project (the “Sandpiper Project In-Service Date”), (i) EEP, as the holder of 100% of the Class A Units, will receive 100% of the distributions of available cash from the NDPC legacy system and will fund 100% of the capital calls necessary to fund the ongoing operation of the legacy system, and (ii) EEP and Williston will fund capital contributions for the construction of the Sandpiper Project in proportion to their respective ownership percentages of the Class B Units, provided that Williston shall not be required to fund more than $1.22 billion for the construction of the Sandpiper Project. To the extent Williston elects not to fund any Sandpiper Project construction costs in excess of $1.22 billion, and EEP instead funds such costs, Williston’s percentage ownership of the Class B Units will be diluted on a dollar - for - dollar basis.

On the Sandpiper Project in-service date, the Class B Units will be converted into Class A Units (the “Conversion”). Following the Conversion, the holders of the Class A Units will be entitled to distributions of 100% of NDPC’s available cash on a quarterly basis (in proportion to each such holder’s ownership percentage of the Class A Units). Based on the estimated Sandpiper Project construction costs, it is anticipated that Williston will own approximately 27% of the Class A Units following the Conversion. However, Williston will also be entitled to fund 50% of the costs of certain growth projects undertaken by NDPC prior to the Sandpiper Project In-Service Date, which could increase Williston’s anticipated Class A Unit ownership percentage following the Conversion.

Each of EEP and Williston will appoint two managers to a management committee to manage NDPC, provided that the appointed managers together will vote according to their respective appointing member’s percentage ownership. A super-majority of the management committee is needed to approve, among other things, significant budgetary changes or non-budget related expenditures, changes to corporate governance documents, incurrence of debt in excess of $10 million, certain granting of liens, purchases or sales in excess of $10 million and entry into, changes to or termination of contracts with a value in excess of $10 million.

Each of EEP and Williston has certain rights under the LLC Agreement to terminate the LLC Agreement if, among other things, NDPC elects not to pursue the Sandpiper Project or the open season for the Sandpiper Project is unsuccessful or results in material revisions to the terms and provisions of the TSA.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the LLC Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Operating and Construction Management Agreement

On November 25, 2013, NDPC and Enbridge (U.S.) Inc. (“EUS”), a wholly-owned subsidiary of Enbridge Inc., of which EEP’s general partner is also an indirect, wholly-owned subsidiary, entered into an Operating and Construction Management Agreement, pursuant to which EUS has agreed to manage the operation of the NDPC legacy system, the design and construction of the Sandpiper Project and the operation of the Sandpiper Project following the Sandpiper Project In-Service Date.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Operating and Construction Management Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

10.1	Amended and Restated Limited Liability Company Agreement of North Dakota Pipeline Company LLC, dated as of November 25, 2013, by and between Enbridge Energy Partners, L.P. and Williston Basin Pipe Line LLC

10.2	Operating and Construction Management Agreement, dated as of November 25, 2013, by and between North Dakota Pipeline Company LLC and Enbridge (U.S.) Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: December 2, 2013	By:	/s/ Noor Kaissi
Noor Kaissi Controller (Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description

10.1	Amended and Restated Limited Liability Company Agreement of North Dakota Pipeline Company LLC, dated as of November 25, 2013, by and between Enbridge Energy Partners, L.P. and Williston Basin Pipe Line LLC

10.2	Operating and Construction Management Agreement, dated as of November 25, 2013, by and between North Dakota Pipeline Company LLC and Enbridge (U.S.) Inc.